Exhibit 10.2

May 18, 2007

Atlas Energy Resources, LLC

311 Rouser Road

Moon Township, Pennsylvania 15108

Attention:	Edward E. Cohen
Chief Executive Officer

$850,000,000 Senior Secured Revolving Facility

Commitment Letter

Ladies and Gentlemen:

Atlas Energy Resources, LLC (the “Parent” or “you”) has advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with JPMorgan, the “Commitment Parties”) that the Parent, together with Atlas Energy Operating Company, LLC (the “Borrower”), its direct wholly owned subsidiary, intends to consummate the transactions described in Exhibit A hereto (the “Transaction Description”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Transaction Description.

JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Revolving Facility. JPMorgan Chase Bank is pleased to advise you of its commitment to provide 100% of the Revolving Facility. This Commitment Letter and the Summary of Terms and Conditions attached as Exhibit B hereto (the “Term Sheet”) set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Revolving Facility.

It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner in respect of the Revolving Facility (in such capacities, the “Lead Arranger”), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Revolving Facility. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Revolving Facility unless you and we shall so agree.

We intend to syndicate the Revolving Facility to a group of lenders (together with JPMorgan Chase Bank, the “Lenders”) identified by us in consultation with you, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Parent and the Borrower, (b) direct contact between senior management and advisors of the Parent, the Borrower and the proposed Lenders, (c) as set forth in the next paragraph, assistance from the Parent and the Borrower and its subsidiaries in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the “Information Materials”) and (d) the hosting, with us and senior management of the Parent and the Borrower, of one or more meetings of prospective Lenders. We acknowledge and agree that our commitment is not conditioned upon a successful syndication.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Parent, the Assets, the Parent’s affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

The Parent agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Parent advises the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Revolving Facility and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Parent hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Revolving Facility to Private-Siders and Public-Siders.

JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Parent acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Parent as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Parent shall consult with its own advisors concerning any such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to the Parent with respect thereto. From the date hereof and through the completion of the syndication of the Revolving Facility, you shall take all necessary steps so that there are no competing offers, placements or arrangements of any debt securities or bank financings by or on behalf of the Parent or any of its affiliates. The agreement in the immediately proceeding sentence shall survive the termination of this Commitment Letter if the Revolving Facility shall have been entered into but syndication is not completed.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Parent and its subsidiaries, the Assets, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Revolving Facility. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Revolving Facility we may use and rely on the Information and Projections without independent verification thereof. It is understood that your representations regarding Information and Projections in each case, with respect to the Assets, shall be limited to the best of your knowledge.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) there not having occurred since December 31, 2006 any event, development or circumstance that would constitute a “Material Adverse Effect” as defined in the Transaction Agreement (as defined in Exhibit A hereto) (any such event, development or circumstance described in this clause (a) being referred to herein as a “Material Adverse Effect”), (b) there not having occurred since December 31, 2006 any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Parent and its subsidiaries, taken as a whole (without giving effect to the Transaction), (c) such Commitment Party’s completion of and satisfaction in all respects with its confirmatory title and environmental due diligence investigations of the Assets, (d) JPMorgan having been afforded a reasonable period of time after completion of the Confidential Information Memoranda to syndicate the Revolving Facility, which in no event shall be less than 30 days, (e) the closing of the Revolving Facility on or before August 1, 2007, and (f) the other conditions set forth or referred to in the Term Sheets; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the documentation with respect to the Revolving Facility (the “Revolving Facility Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations (and related defaults) relating to the Assets the making of which shall be a condition to the availability of the Revolving Facility on the Closing Date shall be (a) such of the representations made by or in respect of the Assets in the Transaction Agreement and (b) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence, power and authority, the execution, delivery and enforceability of the Revolving Facility Documentation, no violation of law, no conflict with existing agreements, Federal Reserve margin regulations and the Investment Company Act.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Revolving Facility, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to promptly reimburse each indemnified person following written demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, any of its affiliates or any of their respective directors and employees, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable and documented out-of-pocket expenses (including reasonable due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Revolving Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Revolving Facility except to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person, any of its affiliates or any of their respective directors and employees.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that certain of the Commitment Parties are full service securities firms and each such Commitment Party may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Parent and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. The Commitment Party recognizes its responsibility for compliance with federal securities laws in connection with such activities.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Revolving Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The Parent consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your directors, officers, agents and advisors and, on a confidential basis, those of the Seller who are directly involved in the consideration of this matter (except that the Fee Letter may not be disclosed to the Seller) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and their terms and substance) after this Commitment Letter has been accepted by you.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, the Parent and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower, the Parent and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on May 19, 2007. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Accepted and agreed to as of

the date first above written:

ATLAS ENERGY OPERATING COMPANY, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

$850,000,000 Senior Secured Revolving Facility

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and the other Exhibits thereto (the “Commitment Letter”).

Atlas Energy Resources, LLC (the “Parent”) wishes to acquire (the “Transaction”), from MCN Energy Enterprises, Inc., a wholly owned subsidiary of DTE Energy Company (the “Seller”) the business comprised of (i) working interests in certain oil and gas reserves located in Michigan and (ii) any other assets and entities associated with such oil and gas properties (collectively, the “Assets”). The definitive documentation for the Transaction is referred to herein as the “Transaction Agreement”. The sources and uses of funding for the Transaction are described in the Sources and Uses Table (the “Table”) attached hereto as Schedule I.

In connection therewith:

(a) The Parent will establish ATN Michigan, LLC to be the acquisition vehicle (“AcquisitionCo”).

(b) AcquisitionCo will purchase the Assets from the Seller for a cash purchase price of $1,225,000,000.

(c) Atlas Energy Operating Company, LLC (the “Borrower”), a wholly-owned subsidiary of Parent, will obtain a senior secured revolving credit facility in the amount of $850,000,000 (the “Revolving Facility”), of which $650,000,000 (which may be increased to up to $700,000,000 at the Borrower’s request) is currently expected to be borrowed to effect the purchase of the Assets, subject to the terms and conditions set forth in the Commitment Letter and the attachments thereto.

(d) The Borrower will terminate the Borrower’s existing revolving facility (the “Existing Revolving Facility”), pursuant to which there will be no borrowings or letters of credit outstanding immediately prior to such termination.

A-1

Schedule I

SOURCES AND USES TABLE

Sources:
	Senior Secured Revolving Facility	$650,000,000	[1]
	Equity Commitment	$600,000,000
	Total Sources	$1,250,000,000

Uses:
	Purchase Price	$1,225,000,000
	Payment of Fees and Expenses	$25,000,000
	Total Uses	$1,250,000,000

[1]	May be increased to up to $700,000,000 at the Borrower’s request.

Sch. I-1

EXHIBIT B

ATLAS ENERGY OPERATING COMPANY, LLC

$850,000,000 SENIOR SECURED REVOLVING FACILITY

Summary of Terms and Conditions

I.	Parties

	Borrower:	Atlas Energy Operating Company, LLC, a Delaware limited liability company (the “Borrower”).

	Guarantors:	Atlas Energy Resources, LLC (the “Parent”) and all existing or future direct or indirect material domestic subsidiaries of the Parent, other than the Borrower and Anthem Securities, Inc. (collectively, the “Guarantors”). The Borrower and the Guarantors are from time to time referred to collectively as the “Credit Parties” and each individually, as a “Credit Party”.

	Sole Bookrunner and Lead Arranger:	J.P. Morgan Securities Inc. (“JPMorgan” and in such capacity, the “Lead Arranger”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, arranged by the Lead Arranger (collectively, the “Lenders”).

II.	Senior Secured Revolving Facility

	Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Facility”) in the amount of $850,000,000 (the loans thereunder, the “Revolving Credit Loans”).

	Availability:	The Revolving Facility shall be available in an amount of up to $650,000,000 (which may be increased to up to $700,000,000 at the Borrower’s request) on the Closing Date, and thereafter on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”) subject to the Borrowing Base or the Conforming Borrowing Base (each as defined below) as applicable. Prior to the Borrowing Base Equalization Date (as defined below), availability will be based on the Borrowing Base then in effect. On and after the Borrowing Base Equalization Date, availability will be based on and subject to the Conforming Borrowing Base then in effect.

Revolving Credit Loans will not be permitted for the purposes of making distributions, dividends and other payments in respect of equity interests if, after giving pro forma effect thereto, the aggregate amount of the Revolving Credit Loans, Letters of Credit (as defined below) and unreimbursed disbursements under Letters of Credit would exceed 90% of (x) the Borrowing Base (if prior to the Borrowing Base Equalization Date) or (y) the Conforming Borrowing Base (if on or after the Borrowing Base Equalization Date).

The Borrower will have the option to increase commitments under the Revolving Facility by up to $200,000,000 (the “Incremental Revolving Commitment”), (a) provided that no default or event of default exists immediately prior to or after giving effect to such increase and (b) subject to the consent of the Administrative Agent and receipt of additional commitments from one or more Lenders.

Letters of Credit:	A portion of the Revolving Facility not in excess of $50.0 million shall be available for the issuance of letters of credit the “Letters of Credit”) by JPMCB (in such capacity, the “Issuing Bank”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Bank, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

Borrowing Base:	The borrowing base (the “Borrowing Base”) and the conforming borrowing base (the “Conforming Borrowing Base”) for the Revolving Facility, at any time, shall be based on the loan values assigned by the Lenders to the

Credit Parties’ proved oil and gas reserves. The initial Borrowing Base will be $850,000,000 and the initial Conforming Borrowing Base will be $685,000,000. Upon the earlier of (x) the first anniversary of the closing of the Revolving Facility and (y) the issuance by the Borrower after the Transaction of equity or debt securities in an aggregate amount of net cash proceeds at least equal to $200,000,000 (such date, the “Borrowing Base Equalization Date”), the Borrowing Base shall be reduced to the Conforming Borrowing Base. The Conforming Borrowing Base will be reduced by 25% of the principal amount of any permitted debt issued or borrowed (other than borrowings under the Revolving Facility) from time to time, including in any transaction referred to in clause (y) of the second preceding sentence.

The Borrowing Base and the Conforming Borrowing Base shall be redetermined on a semi-annual basis, with the Borrower and the Lenders having the right to interim unscheduled redeterminations as described below. Scheduled redeterminations will be made on or about April 1 and October 1 of each year, beginning October 1, 2007, based upon a reserve report prepared as of the immediately preceding December 31 and June 30, respectively (each a “Reserve Report”) and other related information, if any, required to be delivered by the Administrative Agent. Each Reserve Report shall be in a form reasonably acceptable to the Administrative Agent and prepared or audited by one or more independent petroleum engineering firms reasonably acceptable to the Administrative Agent or, with respect to the Reserve Report prepared as of June 30 of each year, prepared internally by petroleum engineers who are employees of the Parent or the Borrower. Each redetermination of the Borrowing Base and the Conforming Borrowing Base shall be made by the Lenders in their sole discretion but based on such Lenders’ usual and customary procedures for evaluating the collateral value of oil and gas interests and including adjustments to reflect the effect of the Parent’s or the Borrower’s hedging activities as they exist at the time of redetermination. Unscheduled redeterminations of the Borrowing Base and the Conforming Borrowing Base may be made by either the Borrower or the Supermajority Lenders (as defined below) up to one time by each between scheduled redeterminations. To the extent any redetermination represents an increase in the Borrowing Base or the Con forming Borrowing Base in effect prior to such redetermination, such Borrowing Base or Conforming Borrowing Base must be approved by all Lenders and to the extent any redetermination represents a decrease in, or reaffirmation of, the Borrowing Base or Conforming Borrowing Base in effect prior to such redetermination, such Borrowing Base or Conforming Borrowing Base must be approved by the Supermajority Lenders. In addition to such redeterminations, the Borrowing Base and the Conforming Borrowing Base will also be subject to adjustments between redeterminations in connection with title defects and the Credit Parties’ sales of oil and gas interests, including sales or other dispositions of Borrowing Base Properties (as defined below), with an aggregate value exceeding ten percent (10%) of the Borrowing Base or Conforming Borrowing Base then in effect between scheduled redeterminations.

	Maturity:	The Revolving Credit Termination Date.

	Purpose:	The proceeds of the Revolving Credit Loans made on the Closing Date may be used to finance a portion of the Transaction and to repay indebtedness under the Existing Revolving Facility. All other proceeds of the Revolving Credit Loans shall be used to finance working capital needs and for general corporate purposes of the Credit Parties in the ordinary course of business, including the exploration, acquisition and development of oil and gas properties.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I to this Exhibit B and in the Fee Letter between JPMCB and the Parent.

	Optional Prepayments:	Revolving Credit Loans may be prepaid by the Borrower in minimum principal amounts of $1,000,000 or increments of $1,000,000 in excess thereof, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans (as defined in Annex I to this Exhibit B) other than on the last day of the relevant interest period.

	Mandatory Prepayments:	At any time when the aggregate amount of the outstanding Revolving Credit Loans and Letters of Credit under the Revolving Facility exceed 100% of the Borrowing Base (if prior to the Borrowing Base Equalization Date) or the Conforming Borrowing Base (if on or after the Borrowing Base

Equalization Date) (each, a “Borrowing Base Deficiency”), the Borrower shall repay such excess in six equal monthly installments with interest, unless such Borrowing Base Deficiency arises as a result of a sale of Borrowing Base Properties in which event the Borrower must immediately prepay the Revolving Credit Loans to the extent necessary to eliminate such Borrowing Base Deficiency.

There will be no prepayment penalties (except Eurodollar breakage costs) for mandatory prepayments.

IV.	Conditions

	Conditions Precedent:	The availability of the Revolving Facility shall be conditioned upon satisfaction of the conditions set forth in the Commitment Letter, including the conditions set forth on Exhibit C (the date of satisfaction of such conditions, the “Closing Date”).

	On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Revolving Facility Documentation (as defined below), including, without limitation, the material adverse change and litigation representations, and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Revolving Facility Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the assets or properties, financial condition, businesses, or operations of the Credit Parties taken as a whole, (b) the ability of any Credit Party to carry out its business as of the Closing Date or as proposed to be conducted on the Closing Date, or (c) the validity or enforceability of any of the Revolving Facility Documentation or the rights or remedies of the Administrative Agent and the Lenders thereunder.

V.	Documentation

Usual for facilities and transactions of a type similar to the Revolving Facility as may be reasonably agreed by the Lead Arranger and the Lenders (such documentation, collectively, the “Revolving Facility Documentation”).

Representations and Warranties:	Usual for facilities of this type and others as may be reasonably agreed by the Lead Arranger, the Lenders and the Borrower, including, without limitation: financial statements; absence of undisclosed liabilities; no material adverse change; corporate, partnership or limited liability company existence; compliance with law; corporate, partnership or limited liability company power and authority; enforceability of Revolving Facility Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; accuracy of disclosure; title to, costs, and production from oil and gas interests; prepayments; gas imbalances; marketing of production and marketing activities; capitalization; insurance; and solvency.

Affirmative Covenants:	Usual for facilities of this type and others as may be reasonably agreed by the Lead Arranger, the Lenders and the Borrower, including, without limitation: delivery of financial statements, reserve and other reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence, material rights and privileges; compliance with laws and material contractual obligations; further assurances; performance of material obligations; maintenance of material property and customary insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; ERISA; compliance with environmental laws; security and title data with respect to the Credit Parties’ including the requirement that the Revolving Facility be, at all times, secured by (a) a first priority lien and security interest on not less than 80% of the engineered value of the oil and gas interests included in the determination of the Borrowing Base (the “Borrowing Base Properties”) and title information reasonably satisfactory to the Administrative Agent and its counsel confirming the title of the Credit Parties in 75% of the engineered value of the Borrowing Base Properties and (b) a first priority lien and security interest on all of the equity interests of each Credit Party (other than the Parent) and all of the other material assets of the Parent and its subsidiaries, wherever located, now or hereafter owned as reasonably determined by the Lead Arranger; use of proceeds; maintenance of the Parent’s swap and price protection agreements and the Hedge (as defined in Exhibit C); operation of oil and gas properties; and marketing of production and marketing activities.

Financial Covenants:	Minimum current ratio of 1.0 to 1.0; and a maximum ratio of total debt to trailing four quarter EBITDA as of the last day of the most recently completed fiscal quarter (a) for the period beginning on the Closing Date through December 31, 2008, less than or equal to 4.0:1, (b) for the period beginning after December 31, 2008 through December 31, 2009, less than or equal to 3.75:1, and (c) thereafter, less than or equal to 3.5:1. Financial covenants shall be calculated on a consolidated basis for the Parent and its subsidiaries in a manner reasonably consistent with the Borrower’s current practices as evidenced by the calculations separately provided to the Lead Arranger on the date hereof with such additional adjustments as may be mutually agreed.

Negative Covenants:	Usual for facilities of this type and others as may be reasonably agreed by the Lead Arranger, the Lenders and the Borrower, including, without limitation, limitations on: indebtedness and preferred stock; liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets, but permitting sales of Borrowing Base Properties with a value not to exceed ten percent (10%) of the Borrowing Base (if prior to the Borrowing Base Equalization Date) or the Conforming Borrowing Base (if on or after the Borrowing Base Equalization Date), in each case then in effect between scheduled redeterminations of the Borrowing Base or the Conforming Borrowing Base; distributions, dividends and other payments in respect of equity interests, including a prohibition on distributions, dividends and other payments following the occurrence and during the continuation of a Borrowing Base Deficiency; investments, loans and advances; discounting of receivables and payables; optional payments and modifications of subordinated and other debt instruments; amendments to organizational documents of the Credit Parties; transactions with affiliates; swap and price protection agreements not to exceed at any date (a) for the 24 month period immediately following such date the lesser of (i) 100% of the Borrower’s (including the Assets) forecasted production from its proved developed producing oil and gas interests and (ii) 90% of the Borrower’s (including the Assets) forecasted production from its proved oil and gas interests plus (b) for any period immediately following the period described in clause (a), 85% of the Borrower’s (including the Assets) forecasted production from its proved developed producing oil and gas interests, in each case based upon the Reserve Report then most recently provided to the Administrative Agent in accordance with the terms of the Revolving Facility Documentation; sale and leasebacks; changes in fiscal year; negative pledge clauses; tax status as a partnership; and changes in lines of business.

Events of Default:	Usual for facilities of this type and others as may be reasonably agreed by the Lead Arranger, the Lenders and the Borrower, including, without limitation: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; failure to cure a Borrowing Base Deficiency in the manner required; and change of control.

Voting:	Amendments and waivers with respect to the Revolving Facility Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Revolving Facility (the “Required Lenders”), except that the approval of (i) each Lender affected thereby shall be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any Revolving Credit Loan (b) reductions in the rate of interest or any fee or extensions of any due date thereof, and (c) increases in the amount or extensions of the expiry date of any Lender’s commitment, (ii) the approval of Lenders holding at least 66-2/3% of the aggregate amount of the Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Revolving Facility (the “Supermajority Lenders”) will be required for certain matters referred to under “Borrowing Base” above and (iii) 100% of the Lenders shall be required with respect to (a) increases in the Borrowing Base or the Conforming Borrowing Base, (b) modifications to the Borrowing Base Equalization Date, (c) modifications to any of the voting percentages and (d) releases of all or substantially all the collateral or the guarantees.

The Revolving Facility Documentation will contain customary provisions for replacing non-consenting Lenders in connection with amendments or waivers (including with respect to the Borrowing Base or the Conforming Borrowing Base), so long as relevant Lenders holding at least 75% of the aggregate amount of the Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Revolving Facility have consented thereto.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an investment fund administered or managed by a Lender or an affiliate of a Lender (an “Approved Fund”) or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent and (c) the Issuing Bank. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000 for assignments of the Revolving Facility, unless otherwise permitted by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Revolving Credit Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Revolving Credit Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Revolving Facility only upon request.

Yield Protection:	The Revolving Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Revolving Facility and the preparation, execution, delivery and administration of the Revolving Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Revolving Facility Documentation.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of such indemnified person, any of its affiliates or any of their respective directors and employees).

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Lead Arranger:	Cahill Gordon & Reindel LLP.

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Revolving Credit Loans shall bear interest at a rate per annum equal to: (a) the ABR plus the Applicable Margin or (b) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for actual statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means for any day, with respect to any Revolving Credit Loan that is a Eurodollar Loan or ABR Loan or with respect to any Unused Commitment Fee, the applicable rate per annum set forth below based on Borrowing Base Usage of the Conforming Borrowing Base on such day:

Borrowing Base Usage	Revolving Eurodollar Loans	Revolving ABR Loans	Unused Commitment Fee
> 110% and < 125%	225 b.p.	125 b.p.	37.5 b.p.
> 100% and < 110%	200 b.p.	100 b.p.	37.5 b.p.
> 90% and < 100%	175 b.p.	75 b.p.	37.5 b.p.
> 75% and < 90%	150 b.p.	50 b.p.	35 b.p.
> 50% and < 75%	125 b.p.	25 b.p.	30 b.p.
< 50%	100 b.p.	0 b.p.	25 b.p.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the aggregate

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principal amount outstanding on the Revolving Credit Loans plus the aggregate amount of all outstanding Letters of Credit and, without duplication, all unreimbursed disbursements on any Letter of Credit, divided by (ii) the Conforming Borrowing Base.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the Telerate screen (or any successor screen).

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Unused Commitment Fees:	The Borrower shall pay quarterly, in arrears, an unused commitment fee equivalent to the Applicable Margin times the daily average of the lesser of the total commitments of the Lenders and the Borrowing Base (if prior to the Borrowing Base Equalization Date) or the Conforming Borrowing Base (if on or after the Borrowing Base Equalization Date) in each case then in effect minus the sum of (i) the aggregate principal amount outstanding on all Revolving Credit Loans plus (ii) the aggregate amount of all outstanding Letters of Credit and all unreimbursed disbursements on any Letter of Credit.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect for Revolving Credit Loans that are Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

A fronting fee at the rate of 0.125% per annum shall be payable quarterly in arrears to the Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Revolving Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

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Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

The availability of the Revolving Facility, in addition to the conditions set forth in Exhibit B, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in Exhibit B.

(a) The Credit Parties shall have executed and delivered Revolving Facility Documentation consistent with the Term Sheet and otherwise satisfactory to the Lead Arranger.

(b) The Transaction shall have been consummated in accordance with the Transaction Agreement and applicable law. The sources and uses of funding for the Transaction shall be substantially consistent with the Table and the terms of such funding sources shall be consistent with the terms hereof or the Transaction Agreement, as applicable. No provision of the Transaction Agreement shall have been unenforced, waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders without the prior consent of the Lead Arranger. Immediately after giving effect to the Transaction, the Parent and its subsidiaries will have no indebtedness or preferred stock outstanding other than the Revolving Facility and such other indebtedness reasonably satisfactory to the Lead Arranger.

(c) The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees and reasonable invoiced expenses required to be paid on or before the effectiveness of the Revolving Facility.

(d) All governmental and third party approvals necessary in connection with the Transaction, the financing thereof and the continuing operations of the Parent shall have been obtained on satisfactory terms. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Parent, the Transaction, the financing thereof or any of the other transactions contemplated hereby.

(e) The Lenders shall have received (i) unaudited consolidated financial statements of the Parent for each fiscal quarter ended after December 31, 2006 on or prior to the date such financial statements are required to be filed with the Securities and Exchange Commission and (ii) unaudited financial statements for the Assets prepared in accordance with GAAP (except for the absence of footnotes and subject to normal recurring year-end adjustments) for the fiscal quarter ended after March 31, 2007 at least 30 days prior to the Closing Date.

(f) The Lenders shall have received satisfactory reserve reports covering the Assets, dated as of December 31, 2006 from one or more independent petroleum engineering firms reasonably satisfactory to the Lead Arranger.

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(g) The Lenders shall have received satisfactory projections of the Parent through 2012.

(h) The Parent shall have entered into hedge agreements (collectively, the “Hedge”) relating to the Assets which cover at least: (i) during the 24-month period immediately following the Closing Date, the lesser of (A) 90% of the forecasted production from the proved oil and gas interests of the Assets, and (B) 100% of the forecasted production from the proved developed producing oil and gas interests of the Assets; (ii) during the 18-month period immediately following the period described in clause (i), 80% of the forecasted production from the proved developed producing oil and gas interests of the Assets; and (iii) during the 18-month period immediately following the period described in clause (ii), 50% of the forecasted production from the proved developed producing oil and gas interests of the Assets, in each case calculated separately for each of oil and gas, and otherwise on terms and conditions reasonably acceptable to the Administrative Agent.

(i) The Administrative Agent shall have received such legal opinions (including opinions (x) from counsel to the Credit Parties and (y) if agreed by opining counsel, delivered pursuant to the Transaction Agreement, accompanied by reliance letters in favor of the Lenders), certificates (including a chief financial officer’s solvency certificate), documents and other instruments as are customary for transactions of this type or as they may reasonably request. As a condition to the funding of the Revolving Facility, the Administrative Agent shall have received all mortgages, pledge agreements and other collateral documents and guarantees necessary to grant and perfect the first priority liens and security interests required pursuant to “Security” and “Affirmative Covenants” contained in Exhibit B and to provide all required Guarantees.

(j) Parent shall have invested, as an equity contribution in AcquisitionCo, cash in an amount of not less than 25% of the total purchase price to be paid for the Assets in connection with the Transaction.

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